Exhibit 99.1

TOREADOR ANNOUNCES BATI ESKIKALE-1 WELL DISCOVERS GAS AND PROVIDES OPERATIONAL UPDATE

•	Bati Eskikale well encounters approximately 10 meters of net pay over 37-meter interval
•	Production test yields rate of 8.8 million cubic feet of gas per day on 28/64-inch choke
•	Ayazli platform connection to pipeline spur delayed
•	Production from SASB approximately 17 MMCFD; Dogu Ayazli-2 well shut in and undergoing pressure tests
•	French production currently 1,150 barrels of oil per day

DALLAS, TEXAS – (November 1, 2007) – Toreador Resources Corporation (NASDAQ: TRGL) today announced that the Bati Eskikale-1 well discovered approximately 10 meters of net gas pay in a 37-meter thick interval from 1,454 meters to 1,491 meters. The 37-meter interval was perforated and tested, yielding a flow rate of approximately 8.8 million cubic feet of gas per day (MMCFD) at a flowing pressure of approximately 1,690 pounds per square inch.

The Bati (West) Eskikale-1 confirms that the trend of natural gas in the deeper waters of the South Akcakoca Sub-basin (SASB) project extends to the northwest of the Akcakoca-3, and is the 14th well to successfully encounter gas in the project area. The well is located approximately 5.5 kilometers to the west-northwest of the Akcakoca-3 well.

In the Ayazli Field, the tie-in of the two Ayazli wells to the production platform and commissioning of surface equipment is progressing according to plan. However, connection to the pipeline system and start of production is delayed in order to remove extraneous equipment on the pipeline spur and adjust the subsea valve.

Combined production from the Akkaya and Dogu Ayazli platforms is approximately 17 MMCFD gross from four wells and the realized wellhead price now exceeds $9 per thousand cubic feet. This does not represent optimum production, which will only be achieved once all three platforms are brought online. The Dogu Ayazli-2 well is currently shut-in and undergoing evaluation as production from the one zone perforated in the well has not met expectations while reservoir pressures appear to be normal. Intervention plans are being discussed with the operator.

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Toreador has a 36.75% interest in the SASB project. TPAO (the Turkish national oil company) has a 51% interest and is the operator. The remaining 12.25% is held by Stratic Energy Corporation.

In France, oil production has remained steady with the current rate approximately 1,150 barrels of oil per day. Pricing, which is based on a monthly average of discounted Brent crude, was approximately $74.53 per barrel in September and is expected to be higher in October, with December Brent crude closing yesterday at $90.63 per barrel on the London ICE Futures exchange.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources

Stewart P. Yee, Vice President of Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net

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